Exhibit 10.1

SUMTOTAL SYSTEMS

EXECUTIVE AND MANAGEMENT BONUS PLAN

2006

SECTION 1 - INTRODUCTION

Plan Objectives

The goal of SumTotal Systems’ Executive and Management Bonus Plan (the “Plan”) is to enhance and reinforce the goals of SumTotal Systems (the “Company”) by providing Participants with additional financial incentives and rewards for attainment of such goals. Final approval of the payment of any awards made under the Plan is subject to the sole discretion of, for Section 16 officers, the Compensation Committee of the Board of Directors (“Compensation Committee”) and for all other participants, the Chief Executive Officer.

Effective Date

The Plan is effective for the year beginning January 1, 2006 and ending December 31, 2006.

SECTION 2 - DEFINITIONS

Definitions of terms as used throughout this Plan document are as follows:

•	“Quarter” means the three-month period coinciding with the Company’s fiscal quarters.

•	“Year” means the twelve-month period coinciding with the Company’s annual fiscal year.

•	“Plan” is the SumTotal Systems Executive Incentive Plan.

•	“Participant(s)” means an employee, or employees, as the case may be, designated and approved by the Compensation Committee and/or the Chief Executive Officer to participate in the Plan.

•	“Bookings” is the number published in the final bookings report.

•	“Revenue” is the number in the reported non-GAAP financials.

•	“Operating Profit” excludes non-cash and exceptional charges such as: stock based compensation, all amortization and depreciation, certain merger related expenses and restructuring charges. It also excludes any accruals made in connection with this Plan.

•	Gender. Any masculine terminology used herein shall also include the feminine, and the definition of any terms herein in the singular shall also include the plural.

SECTION 3 - PLAN ADMINISTRATION

Administration

The Plan shall be administered by the Chief Executive Officer, and, in the case of Section 16 Officers, by the Compensation Committee of the Board of Directors (“Compensation Committee”).

Participation

Participation in the Plan shall be limited to regular employees of the Company. In selecting participants, the Chief Executive Officer and/or the Compensation Committee shall consider an individual’s position and potential impact on the Company’s business results and performance. A Participant who joins the plan during the Year will have his bonus award prorated for the time he was eligible to participate in the Plan.

Bonus Awards

A bonus fund shall be established for purposes of determining the total award allocations to each Participant. Computation of the total bonus pool is described in Part II of this Plan. Each Participant award is determined based on the Participant’s target incentive percentage of base salary, achievement of company quantitative goals, and individual performance measures (Most Important Tasks – MITs) as discussed in Section 4.

Payment of Bonuses

Normal Payment. A quarterly or annual bonus is not earned until the day the bonus is paid for a given quarter or year, as the case may be. Since no portion of a bonus is earned until it is paid, in order to receive any particular payout under the Plan, the Participant receiving the payout must be an active employee on the day the bonus is paid. Bonus payments are typically made within sixty days following the end of the Plan period. If termination of employment occurs for any reason other than death, disability, or approved leave of absence, no bonus shall be deemed earned for the Plan period in which such termination occurs.

Payment Under Conditions of Approved Leave of Absence. If an employee is on an approved Leave of Absence (subject to SumTotal’s Leave of Absence policy), either during the quarter or the year in which a payment is made, or on the date of a Plan payment, such Participant shall be deemed to have earned a proportionate share of what would otherwise be that period’s actual bonus. The amount of such award shall be the amount which would have been earned had the Participant been actively working for the Company during the full period, multiplied by a fraction, the numerator of which is the number of days that the Participant was actively at work during that award period and the denominator of which is the number of days in that full award period. If the Participant is on an approved Leave of Absence on the date of a Plan payment, the Participant shall receive the same payment as if the Participant was working actively for the Company on the date of such Plan payment.

Payment Under Conditions of Termination. The right to participate in this Plan will become void upon termination of employment for any reason, except as specifically set forth effective as of the last day of employment. If participant is not employed on the date of the Plan payout, the payout for that Plan period will not have been earned and the participant will be entitled to no payout.

If termination of employment occurs on account of death or disability, such terminating Participant shall be deemed to have earned a proportionate share of what would otherwise be that period’s actual bonus. The amount of such award shall be the amount which would have been earned had the Participant been employed by the Company during the full period, multiplied by a fraction, the numerator of which is the number of days that the Participant was employed by the Company during that award period and the denominator of which is the number of days in that full Award period.

Participant Transfer. If a Participant is transferred to another position within the Company during the quarter or year, and experiences a change in his eligibility to participate in this Plan, partial awards will be made based on a pro rata determination as described in this section.

Plan Changes

The Company reserves the right to amend, revoke, or terminate this plan or any portion of it, at any time, for any reason whatsoever, with or without cause or advance notice. Payouts may not be made under this Plan at any time if, in the sole discretion of the Chief Executive Officer or Compensation Committee, the overall performance of the Company does not warrant the payment of these awards.

Other Conditions

Right of Assignment. No Participant may sell, assign, transfer, discount, or pledge as collateral for a loan or otherwise anticipate his right to any distribution under this plan. In the event of a Participant’s death, payment shall be made to the Participant’s designated beneficiary, or in the absence of such designation, to the Participant’s estate.

Right of Employment. Nothing in this Agreement alters the “at will” nature of every Participant’s employment. In other words, a Participant or the Company may terminate a Participant’s employment relationship for any reason or for no reason, with or without cause or advance notice.

Withholding for Taxes. The Company shall have the right, and the Participant consents, to deduct from all payments under this Plan any federal or state taxes or other payroll withholdings as required by law to be withheld with respect to such payments.

SECTION 4 - OPERATING RULES

Plan Design

The Plan is based 80% on Business Financials and 20% on achievement of a Participant’s Annual MITs. For the Business Financials component, the targets and the payouts are cumulative on a quarter-by-quarter basis. For instance, the payout for the second quarter is based on the cumulative results for the first and second quarters, less any amount paid for the first quarter results. There will be no payouts in excess of 100% of year-to-date targets.

The Chief Executive Officer or in the case of Section 16 Officers, the Compensation Committee, may in its sole discretion, determine at the end of the year any above-cap or “super-bonus” payout for achievement of greater than 100% of Business Financials. In the event of the failure to achieve the thresholds set forth in the Plan, the Chief Executive Officer or in the case of Section 16 Officers, the Compensation Committee, may in its sole discretion, approve payment of bonuses.

MITs are agreed upon at the beginning of the year, updated each quarter and approved by the Chief Executive Officer or his designee; and, in the case of Section 16 Officers, by the Compensation Committee.

The MITs bonus of up to 20% of the Participant’s targeted bonus is an annual bonus, and is typically paid within sixty days after year-end. The Chief Executive Officer or the Compensation Committee may decide not to pay the MIT bonus component, based on the Company’s overall performance for the current year.

•	Business Financials – 80% of total bonus target (or 20% of total bonus target per quarter)

The business financials will be paid on a quarterly basis based on the following indicators and weightings:

•	Bookings 40% (or 32% of total bonus target)

•	Revenue 30% (or 24% of total bonus target)

•	Operating Profit 30% (or 24% of total bonus target)

Plan Payout based on Corporate Financial Performance for Bookings and Revenue:

•	Achieve less than 90% of plan 0% payout
•	Achieve 90% of plan 50% payout
•	Achieve 100% or more of plan 100% payout
•	Straight-line payout between 90-100% of plan.

(E.g. Achievement of 95% of bookings goal equals a for a 75% of target bonus payout)

Plan Payout based on Corporate Financial Performance for Operating Profit:

•	Achieve less than 50% of plan 0% payout

•	Achieve 50% of plan 50% payout

•	Achieve 100% or more of plan 100% payout

•	Straight-line payout between 50-100% of plan

(E.g. Achievement of 50% of operating profit goal equals a 50% payout of target bonus, achievement of 75% of operating profit goal equals a 75% payout of target bonus)

Each business financial indicator stands on its own for purposes of assessing quarterly results.

•	Most Important Tasks (MITs) - 20% of total bonus target

MITs are agreed upon at the beginning of the year and updated each quarter. This portion of the Plan is paid annually.

EXAMPLE AT 100% OF TARGET

•	Business Financials – 80% of total bonus target

Potential Business Financials Bonus Under the Plan (80%)
Assumptions: $100,000 base salary, 25% target bonus (0.25 x $100,000=$25,000) Business Financials at 80% of target bonus (0.8 x $25,000=$20,000) Target met at 100% for each indicator

Indicator	Per Quarter Maximum	Annual Total Maximum
Bookings (0.4 x $20,000)	$2,000	$8,000
Revenue (0.3 x $20,000)	$1,500	$6,000
Operating Profit (0.3 x $20,000)	$1,500	$6,000
Total Business Financials Bonus Target	$5,000	$20,000

•	Most Important Tasks (MITs) – 20% of total bonus target

Potential MITs Bonus Under the Plan (20%)
Assumptions: $100,000 base salary, 25% target bonus (0.25 x $100,000=$25,000) MITs at 20% of target bonus (0.2 x $25,000=$5,000) MITs met at 100%

Indicator	Per Quarter Maximum	Annual Maximum
MITs (.2 * $25,000)	N/A	$5,000

•	Potential Annual Bonus:

Business Financials @ 100%	$20,000
MITs @ 100%	$5,000

TOTAL	$25,000

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